Exhibit 10.1

PNM RESOURCES, INC.
2012 OFFICER ANNUAL INCENTIVE PLAN

Introduction
PNM Resources, Inc. (the “Company”) has adopted this 2012 Officer Annual Incentive Plan (the “Plan”) for the purpose of providing annual cash-based incentive awards (each an “Award”) to eligible Officers (as defined below). The Awards payable to Officers under the Plan are intended to qualify as Performance Cash Awards granted pursuant to Section 9.4 of the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “PEP”). In the case of Officers who are Covered Employees as defined in the PEP, the Awards also are intended to qualify as Performance-Based Awards granted pursuant to Section 12 of the PEP.
Capitalized terms used in the PEP and not otherwise defined in this Plan document have the meanings given to them in the PEP.
Eligibility
All Officers of the Company and its Affiliates are eligible to participate in the Plan. For purposes of the Plan, the term “Officer” means any employee who has the title of Chief Executive Officer, Chief Operating Officer, President, Executive Vice President, Senior Vice President or Vice President and who is in salary grade H18 or higher.
Award Determinations in General
Awards are based on the Incentive Earnings Per Share (“EPS”) levels for the Performance Period as set forth in Table 1 of Attachment A, the weighting between Corporate and Business Area goals as described in Table 2 of Attachment A and Award levels achieved during the Performance Period as described in Table 3 of Attachment A. The Performance Period began on January 1, 2012 and will end on December 31, 2012.
An Officer's Award will equal the Officer's share of the Incentive EPS Award Pool described below. If the Officer's share of the appropriate Performance Award Pool described below is less than the Officer's share of the Incentive EPS Award Pool, however, the Officer will receive the smaller amount.
An Officer's share of an Award Pool will be based upon the amount potentially payable to the Officer for the attained level of performance (Threshold, Target or Maximum), as determined in accordance with Table 3 of Attachment A, as compared to the aggregate amounts potentially payable for the attained level of performance to all of the Officers who are entitled to share in that Award Pool. In determining the amount potentially payable to an Officer, the base salaries will be determined as of January 1, 2012. In no event will the amount payable to an Officer exceed the indicated percentage of the Officer's base salary for the attained performance level as set forth in Table 3 of Attachment A. In addition, in no event will the amount payable to one Officer be increased due to a decrease in the amount payable to any other Officer.

Incentive EPS Award Pool
In order for any Awards to be payable to eligible Officers, the Company must achieve the Threshold EPS level set forth in Table 1 of Attachment A. If the Company does not achieve the Threshold EPS level, no Awards are payable under the Plan to any Officer.

If the Threshold, Target or Maximum EPS levels, as listed in Table 1, are achieved, the aggregate potential Awards payable to the Officers at that level of performance (e.g., the aggregate level of Awards payable at Threshold, Target or Maximum as shown in Table 3 of Attachment A) will make up the “Incentive EPS Award Pool.” If the actual EPS exceeds the minimum level for a performance level by at least $0.01, but is less than the maximum level for that performance level (e.g., if the actual EPS exceeds $1.20 but is less than $1.26), the EPS Award Pool will be increased by using straight-line interpolation between the size of the EPS Award Pool based on the attained level (e.g., Threshold) and the size of the Incentive EPS Award Pool at the next higher level (e.g., Target). The Compensation and Human Resources Committee (the “Committee”) of the Company's Board of Directors (the “Board”) has the discretion to increase the Incentive EPS Award Pool by an amount less than the amount determined by using straight-line interpolation. The EPS Award Pool is capped by the aggregate Maximum Awards shown in Table 3 for all eligible Officers.
Performance Award Pools
A Corporate Goals Scorecard and Business Area Scorecards listing each performance measure established by the Committee will be maintained by the PNM Resources, Inc. Management Systems Group. As set forth in Table 2 of Attachment A, the performance of the Chief Executive Officer and the Senior Officers (the Chief Operating Officer, the Executive Vice President and the Senior Vice Presidents) are measured 100% on the Corporate Goals Scorecard. Vice Presidents are measured 60% on the Corporate Goals Scorecard and 40% on the Business Area Goals Scorecard.
The “Performance Award Pool” for each Business Area is the amount that could be paid in the aggregate to the Vice Presidents assigned to that Business Area based on performance alone, determined by using the following multi-step process:

a)	Select the Scorecard results from the appropriate Corporate Goal and Business Area Scorecards;

b)	Then multiply each result by the appropriate weighting for the Scorecard as set forth in Table 2 of Attachment A;

c)	Then multiply the total Vice President salaries for that Business Area by the Target Award Level as set forth in Table 3 of Attachment A;

d)	Then multiply the result of each Scorecard (Step b), expressed as a percentage of Target, by the aggregate base salaries of the Vice Presidents included in that Business Area (Step c); and

e)	Sum the results for the Vice President participants.

The Performance Award Pool for the CEO and the Senior Officers will be constructed by using the same process but will be based solely upon the Corporate Goals Scorecard.
Award Approval and Payout Timing
In February 2013, the Committee will determine and certify the level of Awards, if any, payable for the Performance Period in the manner described above. The final Awards calculation and recommendation to the Committee by management will be reviewed and certified by the Director, Human Resources, Director, Audit Services, Director, Management Systems group, and Corporate Controller, respectively. The Board then will approve the CEO's Award and the Committee will approve the Awards for all other Officers. To the extent Awards are payable under the Plan, the Company will make the payment on or before March 15, 2013 in a single lump sum cash payment subject to applicable withholding.
The Committee reserves the discretion to reduce the amount payable to any Officer for such reasons as the Committee determines to be appropriate.
Provisions for a Change in Control
If a Change in Control occurs during the Performance Period and the Officer remains employed by the Company or an Affiliate at the end of the Performance Period, the Officer may be entitled to receive an Award for the Performance Period as determined in accordance with the provisions of this Plan. If the Plan is modified after the occurrence of a Change in Control in a manner that has the effect of reducing the amounts otherwise payable under the Plan, an Officer who remains employed by the Company or an Affiliate at the end of the Performance Period will receive, at a minimum, an Award equal to 50% of the Maximum Award available under this Plan for the Performance Period.
If an Officer terminates employment with the Company or an Affiliate during the Performance Period due to a Qualifying Change in Control Termination, the Officer may be entitled to receive a special payment pursuant to the PNM Resources, Inc. Officer Retention Plan in lieu of any payments under this Plan.
Pro-rata Awards for Partial Service Periods
In certain circumstances (as set forth below) Officers may or may not be eligible for a Pro-rata Award under the Plan.
The following Officers may be eligible for a Pro-rata Award:
– Officers who are newly hired during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

– Employees or Officers who are promoted, transferred or demoted during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

– Officers who are on leave of absence for any full months during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

– Officers who terminate employment with the Company or an Affiliate during the Performance Period due to Impaction (as defined in the PNM Resources, Inc. Non-Union Severance Pay Plan), Retirement on or after the Officer's Normal Retirement Date, or Disability (as defined in the PNM Resources Executive Savings Plan II).

– Officers who die during the Performance Period, in which case the Award will be paid to the spouse of a married Officer, including a same sex spouse, or the estate of an unmarried Officer.

The following Officers are not eligible for any Award, including a Pro-rata Award:
– Officers who terminate employment with the Company or an Affiliate on or before the date on which Awards are distributed for the Performance Period for any reason other than death, Impaction, Retirement, or Disability. As noted above, Officers who terminate employment with the Company or an Affiliate during the Performance Period due to a Qualifying Change in Control Termination may be entitled to receive a special payment pursuant to the PNM Resources, Inc. Officer Retention Plan in lieu of any payments under this Plan.
– Officers who elect voluntary separation or Retirement in lieu of termination for performance or misconduct.
If an Officer is eligible for a Pro-rata Award, it will be calculated based on the number of full months that the Officer was actively employed at each eligibility level during the Performance Period compared to the number of full months included in the Performance Period. (Note: Only months in which the Officer is actively employed on the payroll on the first and last day of the month will count as a full month.) Any Pro-rata Awards to which an Officer becomes eligible pursuant to this paragraph will be paid to the Officer in a single lump sum cash payment subject to applicable withholding on or before March 15, 2013.
Ethics
The purpose of the Plan is to fairly reward performance achievement. Any Officer who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, shareholders, other employees, or the Company or its Affiliates will be subject to disciplinary action, up to and including termination of employment, and will forfeit and be ineligible to receive any Award under the Plan.
Continuation of Employment
This Plan does not confer upon any Officer any right to continue in the employment of the Company or any Affiliate and does not limit the right of the Company or any Affiliate, in its sole discretion, to terminate the employment of any Officer at any time, or in accordance with any written employment agreement the Company and Officer may have.

Amendments
The Committee, in its sole discretion, reserves the right to adjust, amend or suspend the Plan during the Performance Period.

/s/ Patrick V. Apodaca
Patrick V. Apodaca,
SVP and General Counsel

Dated: March 28, 2012

ATTACHMENT A

Incentive EPS Table
(Table 1)

PNMR Incentive EPS
No Award	Less than $1.20
Threshold	Greater than or equal to $1.20 and less than $1.26
Target	Greater than or equal to $1.26 and less than $1.39
Maximum	Greater than or equal to $1.39

Scorecard Weighting Table
(Table 2)

Scorecard Results
Scorecard Level	Corporate Weighting	Business Area Weighting
CEO & Senior Officers	100%	0%
Vice Presidents	60%	40%

Award Levels Table
(Table 3)

Award Levels	Threshold	Target	Maximum
CEO	36%	90%	180%

Senior Officers (other than SVP for Public Policy)	22%	55%	110%

SVP for Public Policy	18%	45%	90%

Vice-Presidents	14%	35%	70%

____________________________
1 Equals PNMR's diluted EPS for the fiscal year ending December 31, 2012 calculated in accordance with Generally Accepted Accounting Principles and reported in the Company's Form 10-K for PNM Resources adjusted for the following items: (1) mark-to-market impact of economic hedges, (2) regulatory disallowances, (3) net change in unrealized impairments of nuclear decommissioning trust securities, (4) gains or losses on reacquired debt, (5) goodwill or other intangible impairments, (6) impacts of acquisition and disposition activities.